                                                                   EXHIBIT 10.27

                     2005 BONUS PLAN FOR EXECUTIVE OFFICERS

      The Compensation Committee of the Board of Directors of Symbion, Inc. approved the following bonuses for the Company's executive officers for services rendered during 2005:

Richard E. Francis, Jr.                                         $    322,640
Clifford G. Adlerz                                              $    256,647
William V.B. Webb                                               $    174,902
Kenneth C. Mitchell                                             $     70,170
R. Dale Kennedy                                                 $     66,600

      The bonuses of Richard E. Francis, Jr. and Kenneth C. Mitchell were based 75% upon the Company's attainment of earnings per share targets during 2005 and 25% upon the Company's attainment of profit targets. The bonuses of Clifford G. Adlerz and R. Dale Kennedy were based 50% upon the Company's attainment of earnings per share targets during 2005 and 50% upon the Company's attainment of profit targets. The bonus of William V.B. Webb was based 30% upon targets related to the profits of surgery centers acquired or developed during 2005; 35% upon targets related to the number of development projects completed during 2005 and 35% upon the Company's attainment of earnings per share targets during 2005.

      Mr. Kennedy's bonus was paid in cash. Messrs. Francis, Adlerz, Webb and Mitchell elected to participate in the Company's Deferred Stock Purchase Program pursuant to which they received shares of restricted stock in lieu of a portion of their bonuses. Accordingly, Mr. Francis received $288,121 in cash and 1,813 shares of restricted stock; Mr. Adlerz received $205,334 in cash and 2,695 shares of restricted stock; Mr. Webb received $104,950 in cash and 3,674 shares of restricted stock; and Mr. Mitchell received $35,099 in cash and 1,842 shares of restricted stock. The shares of restricted stock were issued on February 28, 2006 at a 20% discount from the market price on such date in accordance with the Deferred Stock Purchase Program. The shares vest on February 28, 2007, or immediately upon death, disability or a change of control of the Company. Generally, the shares will be repurchased by the Company if employment terminates prior to vesting.